EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in these Registration Statements (Nos. 333-163553, 333-129620, 333-204211 and 333-254721) on Form S-8 and the Registration Statements (Nos. 333-208091, 333-255373) on Form S-3 of CPS Technologies Corporation of our report dated March 16, 2023, relating to the financial statements of CPS Technologies Corporation, appearing in the 2022 Annual Report on Form 10-K of CPS Technologies Corporation for the year ended December 31, 2022.

/s/ Wolf & Company, P.C.

Boston, Massachusetts
March 16, 2023